Exhibit 11.1




PAYLESS CASHWAYS, INC.

COMPUTATION OF PER SHARE EARNINGS (LOSS)
----------------------------------------

(In thousands, except per share amounts)


                                                           Thirteen Weeks Ended                Thirty-Nine Weeks Ended
                                                     ------------------------------          ----------------------------
                                                      August 24,       August 26,              August 24,      August 26,
                                                         1996             1995                    1996            1995
                                                     ------------      ------------          ------------      ----------

PRIMARY
-------

Net Income (Loss)                                    $   (22,878)      $     8,146           $   (24,635)      $   8,895
     Less:
         Preferred stock dividends                        (1,510)           (1,395)               (4,442)         (4,104)
                                                     ------------      ------------          ------------      ----------

Net income (loss) available to common shareholders   $   (24,388)      $     6,751           $   (29,077)      $   4,791
                                                     ------------      ------------          ------------      ----------

Weighted average common and dilutive common
         equivalent shares outstanding                    39,952 (1)        40,116                39,939 (1)      39,969
                                                     ------------      ------------          ------------      ----------


Net income (loss) per common share                   $      (.61)      $       .17           $     (.73)            .12
                                                     ============      ============          ============      ==========



FULLY DILUTED
-------------

Net Income (Loss)                                    $   (22,878)      $     8,146           $   (24,635)      $   8,895
     Less:
         Preferred stock dividends                        (1,510)           (1,395)               (4,442)         (4,104)
                                                     ------------      ------------          ------------      ----------

Net income (loss) available to common shareholders   $   (24,388)      $     6,751           $   (29,077)      $   4,791
                                                     ------------      ------------          ------------      ----------

Weighted average common and dilutive common
         equivalent shares outstanding                    39,952 (1)        40,116                39,939 (1)      39,969
                                                     ------------      ------------          ------------      ----------


Net income (loss) per common share                   $      (.61)      $       .17           $      (.73)            .12
                                                     ============      ============          ============      ==========







(1) Due to a loss being incurred for the period, dilutive common equivalent shares have not been computed as the resulting earnings per share would be antidilutive.
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